Exhibit 99.1

Universal Technical Institute Reports Third Quarter Results for Fiscal 2007

PHOENIX – Aug. 7, 2007 – Universal Technical Institute, Inc. (NYSE: UTI), a provider of technical education training, today announced financial results for the third quarter and first nine months of fiscal 2007, ended June 30, 2007.

Third Quarter Performance

Net revenues for the third quarter of fiscal 2007 were $85.2 million, a 1.2% increase, compared with $84.1 million for the same period in the previous year. Net income was $3.9 million, or 14 cents per diluted share, compared with $4.5 million, or 16 cents per diluted share, in the third quarter a year ago.

The net revenue increase primarily relates to higher tuition prices combined with the previously disclosed change in retake policy as compared to the prior year. These increases were partially offset by a decrease in average undergraduate student enrollment and an increase in need based tuition scholarships, higher military and veteran discounts as well as other minor reductions.

Operating income in the third quarter of fiscal 2007 was $5.7 million, a decrease of 0.3%, compared with $5.7 million in the same period in the previous year. This decrease reflects higher depreciation expense which was partially offset by lower advertising costs and bad debt expense during the third quarter.

The third quarter results included an out of period adjustment related to depreciation expense totaling approximately $986,000 to fully depreciate leasehold improvements at two facilities that were exited during the third quarter of fiscal 2007. This adjustment decreased third quarter earnings per share by approximately 2 cents.

The operating loss associated with the expansion of the company’s facilities in Sacramento, Calif., was $1.3 million during the third quarter of fiscal 2007. Operating losses associated with the expansion of facilities in Sacramento and Norwood, Mass., totaled $2.5 million during the third quarter of fiscal 2006. Operating margin for the third quarter of fiscal 2007 was 6.7%, a decrease of 10 basis points, compared with 6.8% in the same quarter a year ago.

Net income for the third quarter of fiscal 2007 declined 14.3% to $3.9 million, or 14 cents per diluted share, compared with $4.5 million, or 16 cents per diluted share, in the prior year period. Net income margin for the third quarter of fiscal 2007 was 4.5%, a decrease of 90 basis points, compared with 5.4% a year ago for the same reasons previously described.

Capacity utilization for the third quarter of fiscal 2007 fell 400 basis points to 57.4%, from 61.4% during the same period a year ago as a result of lower average student enrollment and capacity added during the second half of fiscal 2006.

“Our third quarter is typically the most challenging of the year, and this quarter was no exception,” said Kimberly McWaters, president and chief executive officer of UTI. “While we do believe that certain components of the current economy have had a significant impact on our business we will not use this as an excuse but rather as a catalyst to drive innovative solutions that will improve operational results, strengthen future outcomes and insulate our business from these types of economic cycles or fluctuations.”

Nine Month Performance

Net revenues for the first nine months of fiscal 2007 were $266.4 million, a 3.1% increase, compared with $258.3 million for the same period in the previous year. This increase primarily relates to higher tuition prices combined with a greater number of students taking two courses at the same time as compared to the prior year and the previously disclosed change in the company’s retake policy. These were partially offset by a decrease in average undergraduate student enrollment and an increase in need based tuition scholarships, higher military and veteran discounts as well as other minor reductions.

Operating income in the first nine months of fiscal 2007 was $25.7 million, a decrease of 25.6%, compared with $34.5 million in the same period in the previous year. This decrease reflects higher operating costs primarily related to increases in employee compensation and benefits, advertising, depreciation, occupancy costs and contract services expense, which were partially offset by a decrease in bad debt expense.

The operating loss associated with the expansion of the company’s facilities in Sacramento was $3.4 million during the first nine months of fiscal 2007. Operating losses associated with the expansion of facilities in Sacramento and Norwood totaled $6.6 million in the prior year period. Operating margin for the first nine months of fiscal 2007 was 9.6%, a decrease of 370 basis points, compared with 13.3% in the same period last year.

Net income for the first nine months of fiscal 2007 declined 26.8% to $16.9 million, or 62 cents per diluted share, compared with $23.1 million, or 81 cents per diluted share, in the same period last year. Net income margin for the first nine months of fiscal 2007 was 6.3%, a decrease of 260 basis points, compared with 8.9% in the year-ago period for the same reasons previously described.

Capacity utilization for the first nine months of fiscal 2007 fell 340 basis points to 62.7% from 66.1% during the same period a year ago.

Balance Sheet and Cash Flow

At June 30, 2007, the company had $29.9 million in cash and cash equivalents, compared with $41.4 million at the end of fiscal 2006. At June 30, 2007, the company had shareholders’ equity of $124.3 million, compared with $102.9 million at Sept. 30, 2006. Subsequent to June 30, 2007 the completion of the sale and leaseback transaction at the Sacramento Calif., campus increased cash by approximately $40 million.

Cash flow provided by operations was $26.0 million for the nine months ended June 30, 2007, compared with $28.8 million for the nine months ended June 30, 2006.

Student Enrollment Data

Average undergraduate enrollment for the third quarter of fiscal 2007 was 14,630 students, a decrease of 3.5%, compared with 15,166 students for the same period a year ago. Average undergraduate enrollment for the nine months ended June 30, 2007, was 15,998 students, a decrease of 2.0%, compared with 16,324 students for the nine months ended June 30, 2006. Lower starts were the primary contributor to declines in the third quarter and nine month average undergraduate enrollment statistics. Undergraduate enrollment at the end of the third quarter of fiscal 2007 was 13,416 students, a decrease of approximately 4.7%, compared with 14,073 students at the end of the third quarter of fiscal 2006.

Conference Call

Management of Universal Technical Institute will hold a conference call to discuss its fiscal 2007 third quarter results today at 2:00 p.m. Phoenix Time (5:00 p.m. Eastern Time). This call can be accessed by dialing 800-218-0204 or 303-262-2211. Investors are also invited to listen to this call live at www.uticorp.com. Please access the web site at least 15 minutes early to register, download and install any necessary audio software. A replay of the call will be available on the Investor Relations section of UTI’s website and will be archived for 60 days.

About Universal Technical Institute

Universal Technical Institute is a provider of technical education training for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians. The company offers undergraduate degree, diploma and certificate programs at 10 campuses across the United States, and manufacturer-sponsored advanced programs at 18 dedicated training centers. Through its campus-based school system, Universal Technical Institute offers specialized technical education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NTI).

Safe Harbor Statement

Statements in this news release concerning the future business, operating results and financial condition of the company are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the company’s actual results include changes to federal and state educational funding, construction delays for new or expanding campuses, possible failure or inability to obtain regulatory consents and certifications for new or expanding campuses, potential increased competition, changes in demand for the programs offered by the company, increased investment in management and capital resources, the effectiveness of the company’s recruiting, advertising and promotional efforts, changes to interest rates and low unemployment. Further information on these and other potential factors that could affect the company’s financial results or condition may be found in the company’s filings with the Securities and Exchange Commission, all of which are incorporated herein by reference. The company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

(Table Follows)

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share amounts and statistical data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2007	2006	2007	2006

Net Revenues	$85,176	$84,134	$266,361	$258,332

Operating expenses:
Educational services and facilities	46,137	44,779	136,186	127,852
Selling, general and administrative	33,343	33,644	104,504	95,995
Total operating expenses	79,480	78,423	240,690	223,847
Income from operations	5,696	5,711	25,671	34,485

Other (income) expense:
Interest income	(511)	(820)	(1,789)	(2,441)
Interest expense	11	11	33	38
Total other income	(500)	(809)	(1,756)	(2,403)
Income before income taxes	6,196	6,520	27,427	36,888
Income tax expense	2,340	2,022	10,542	13,808
Net income available to common shareholders	$3,856	$4,498	$16,885	$23,080

Earnings per share:
Net income per share - basic	$0.14	$0.16	$0.63	$0.82
Net income per share - diluted	$0.14	$0.16	$0.62	$0.81

Weighted average number of common shares outstanding:
Basic	26,780	27,949	26,762	28,002
Diluted	27,393	28,321	27,236	28,491

Other Data:
Depreciation and amortization	$5,675	$3,563	$14,227	$10,150
Number of campuses	10	10	10	10
Average undergraduate enrollment	14,630	15,166	15,998	16,324

	June 30, 2007	September 30, 2006
Balance Sheet Data:
Cash and cash equivalents	$29,933	$41,431
Current assets	$55,533	$70,269
Working capital (deficit)	$(23,747)	$(26,009)
Total assets	$215,114	$212,161
Total shareholders' equity	$124,262	$102,902

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